Media General Reports First-Quarter 2012 Results

RICHMOND, Va., April 18, 2012 /PRNewswire/ -- Media General, Inc. (NYSE: MEG), a multimedia provider of broadcast television, digital media and print products, today reported $3.2 million of operating income for the first quarter of 2012 compared with an operating loss of $4.2 million in the 2011 first quarter, excluding a noncash impairment charge of $10 million in the current quarter to write-off the remaining goodwill and other intangible assets related to DealTaker.com.

"The operating improvement is primarily the result of increased profits at our Broadcast television stations, as they generated 12 percent revenue growth from increased Political revenues and higher retransmission fees. Broadcast platform cash flow margin increased from 25 percent last year to 32 percent this year. Print cash flow increased nearly 30 percent, as our newspapers offset revenue decreases with expense reductions and we realized a significant benefit from the reengineering we implemented at The Tampa Tribune in late 2011. Total company operating costs, excluding impairment, decreased 4.5 percent, as a result of our continued aggressive cost management," said Marshall N. Morton, president and chief executive officer. "All of our geographic markets generated profit improvements over last year."

Net loss in the first quarter of 2012 was $34 million, or $1.53 per share, compared with a net loss of $26 million, or $1.15 per share, in the 2011 first quarter. First-quarter 2012 results included debt modification costs of $10 million related to the amendment of the company's bank credit facility, including legal, advisory and arrangement fees related to the refinancing. Interest expense in the first quarter of 2012 decreased 8.5 percent from last year.

EBITDA excluding impairment and debt modification costs was $16 million in the 2012 first quarter, compared with $9 million in the same period last year (EBITDA: income before interest, debt modification costs, taxes, depreciation and amortization, and noncash impairment).

Total revenues in the 2012 first quarter of $150 million increased 0.4 percent from last year on the strength of higher Broadcast revenues, partially offset by lower Print and Digital Media revenues. Political revenues were $6.2 million, compared with $188,000 last year. Cable and satellite retransmission fees increased 63 percent to $8.7 million from $5.3 million last year, as the result of rate increases in contract renewals.

"Our local media websites generated $7.8 million in revenues, up 5.4 percent, driven by nearly 13 percent growth in Local online advertising. Revenues from mobile, our fastest growing advertising category, were up nearly threefold, and mobile page views increased 93 percent," Mr. Morton said.

Market Segments

Virginia/Tennessee market profit increased 14 percent to $4.4 million from $3.8 million last year. A 5 percent decrease in expenses offset a 3.3 percent decline in revenues. Local revenues declined 2.8 percent, with increases at the market's websites and two television stations offset by lower Print revenues at the Richmond Times-Dispatch and the Charlottesville group. National revenues increased 1 percent, reflecting Super Bowl advertising on the Roanoke television station. Classified revenues were down 12 percent. Printing and distribution revenues increased 17 percent. Digital media revenues increased 8 percent, driven by Local banner advertising at all Print websites.

Florida market profit was $747,000, compared with a loss of $3.1 million in the prior year, a $3.9 million improvement. Excluding shutdown costs of nearly $1 million for closing a newspaper packaging and distribution center, Florida market operating profit was $1.7 million in the current quarter. Market expenses decreased 16 percent, including lower employee counts across all platforms, but principally at the Tampa newspaper operations. Total revenues decreased 5.8 percent, as an 8.5 percent increase in Broadcast revenues was offset by lower Print and Digital revenues. Political revenues were $709,000 compared with $79,000 in the prior year. Local revenues decreased 12 percent, reflecting weakness across all platforms. National revenues decreased less than 1 percent, reflecting a 13 percent increase in Broadcast advertiser spending offset by Print declines. Classified revenues decreased 14 percent. Circulation revenues grew 8.6 percent, due to higher Sunday and Daily single-copy sales and home delivery price increases.

Mid-South market profit increased 71 percent to $9.3 million from $5.4 million last year, mostly as a result of increased Political revenues in this Broadcast-intensive market. Total revenues increased 12 percent. Political revenues were $4.5 million, compared with virtually none last year, and were generated from South Carolina, Alabama and Mississippi primaries. Local advertising revenues decreased 2.7 percent, as spending increases at several television stations and higher digital media revenues were offset by lower Print revenues. National advertising grew 3.7 percent, with six out of 11 television stations generating increases. Classified revenues were down 12 percent. Printing and distribution revenues were up 51 percent. Digital media revenue growth of 23 percent was the best performance of the company's geographic markets and resulted from a local direct sales focus.

North Carolina market profit increased to $313,000 from $127,000 last year. Total market revenues rose 1.6 percent. Local revenues decreased 1.6 percent, primarily reflecting lower spending in Print. National revenues decreased 3.9 percent, as increases at the Raleigh television station were offset by declines at the Greenville station and in Print. Printing and distribution revenues rose 15 percent. Digital media revenues grew 2.6 percent.

Ohio/Rhode Island market profit increased 36 percent to $3.2 million from $2.3 million last year, due to increased Political revenues and higher Super Bowl revenues and new business initiatives. Revenues rose 7.9 percent. Political revenues were $673,000, compared with $98,000 in the prior year. Local revenues increased 11 percent as both Columbus and Providence experienced higher new business growth. National advertising decreased 6 percent, reflecting decreases in most major categories. Digital media revenues grew 2.2 percent.

A loss of $1.2 million in the Advertising Services and Other segment compared with a small loss in the prior year. The decrease was primarily attributable to lower results at DealTaker.com. DealTaker has suffered the adverse effects of a significant change in the way Internet search results are delivered by Google. The company's efforts to adjust its software to address this change have not been successful and further deterioration was experienced in the first quarter, particularly in March.

Other Results

Interest expense was approximately $15 million in the current quarter, down from $17 million last year, due primarily to a lower average rate following the prior-year maturation of interest rate swaps.

Corporate expense decreased 1.2 percent from last year, due to reductions in discretionary spending.

Newsprint expense decreased 8.4 percent from the 2011 first quarter. Consumption decreased 7.8 percent, while the average price per ton this year was flat.

The company recorded noncash income tax expense of $2.2 million in the first quarter, compared with $5.3 million in the 2011 quarter. Both periods reflected noncash tax expense related to the company's "naked credit" issue, as previously discussed in the company's 2011 Form 10-K. The lower tax expense in the current quarter was due primarily to a noncash tax benefit associated with impairment charge recorded in the first quarter.

Media General provides the non-GAAP financial metrics EBITDA excluding impairment, After-tax cash flow excluding impairment, Free cash flow excluding impairment, as well as Operating income adjusted for impairment, Operating costs adjusted for impairment, and Florida market Operating profit adjusted for shutdown costs. The company believes these metrics, along with the supplemental platform results, are alternative measures used by lenders, investors, financial analysts and rating agencies to evaluate a company's ability to service its debt requirements and to estimate the value of the company. A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

Conference Call, Webcast and Financial Statements

The company will hold a conference call with financial analysts today at 11 a.m. ET. The conference call will be available to the media and general public through a limited number of listen-only dial-in conference lines and via simultaneous webcast. To dial in to the call, listeners may call 1-866-730-5764 about 10 minutes prior to the 11 a.m. start. The participant passcode is "Media General." Listeners may also access the live webcast by logging on to www.mediageneral.com and clicking on the "Live Webcast" link on the homepage about 10 minutes in advance. A replay of the webcast will be available online at www.mediageneral.com beginning at 1 p.m. today. A telephone replay is also available, beginning at 1 p.m. today, and ending at 11:59 p.m. on April 25, 2012, by dialing 1-888-286-8010 or 617-801-6888, and using the passcode 66127463.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company's publicly available reports filed with the Securities and Exchange Commission. Media General's future performance could differ materially from its current expectations.

About Media General

Media General is a leading provider of news, information and entertainment across multiple media platforms, serving consumers and advertisers in strong local markets, primarily in the Southeastern United States. The company is transforming itself over time to a digital media model, while continuing to effectively manage its larger, cash producing broadcast television and print platforms. Media General's operations are organized in five geographic market segments and a sixth segment that includes the company's interactive advertising services and certain other operations. The company's operations include 18 network-affiliated television stations and their associated websites and 23 newspapers and their associated websites. Media General operates three digital media advertising services companies: Blockdot, a specialty digital agency; DealTaker.com, a shopping website; and NetInformer, a wireless marketing services provider.

Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ending

	March 25,	March 27,
(Unaudited, in thousands except per share amounts)	2012	2011

Revenues
Broadcast television	$ 73,442	$ 65,326
Digital media and other	8,808	10,273
Print	67,264	73,344
Total revenues	149,514	148,943

Operating costs:
Employee compensation	73,204	78,219
Production	35,599	35,756
Selling, general and administrative	25,003	26,196
Depreciation and amortization	12,494	13,019
Goodwill and other asset impairment	10,082	---
Total operating costs	156,382	153,190

Operating loss	(6,868)	(4,247)

Other income (expense):
Interest expense	(15,152)	(16,564)
Debt modification costs	(10,408)	---
Other, net	200	265
Total other expense	(25,360)	(16,299)

Loss before income taxes	(32,228)	(20,546)

Income tax expense	2,196	5,258
Net loss	$ (34,424)	$ (25,804)

Net loss per common share - basic and diluted	$ (1.53)	$ (1.15)

Weighted-average common shares outstanding:
Basic and diluted	22,555	22,400

Media General, Inc.
BUSINESS SEGMENTS
(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Thirteen Weeks Ending March 25, 2012
Virginia/Tennessee	$ 41,176	$ (2,781)	$ 4,359
Florida	31,963	(1,426)	747
Mid-South	42,968	(3,130)	9,262
North Carolina	17,916	(1,341)	313
Ohio/Rhode Island	13,329	(655)	3,181
Advertising Services & Other	2,504	(172)	(1,180)
Eliminations	(342)	-	-
			16,682
Unallocated amounts:
Acquisition intangibles amortization	-	(1,426)	(1,426)
Corporate expense	-	(1,563)	(8,171)
	$ 149,514	$ (12,494)

Corporate interest expense			(15,136)
Debt modification costs			(10,408)
Goodwill and other asset impairment			(10,082)
Other			(3,687)

Loss before income taxes			$ (32,228)

(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Thirteen Weeks Ending March 27, 2011
Virginia/Tennessee	$ 42,580	$ (3,177)	$ 3,837
Florida	33,945	(1,600)	(3,135)
Mid-South	38,292	(2,957)	5,412
North Carolina	17,629	(1,410)	127
Ohio/Rhode Island	12,357	(773)	2,344
Advertising Services & Other	5,149	(240)	(13)
Eliminations	(1,009)	-	-
			8,572
Unallocated amounts:
Acquisition intangibles amortization	-	(1,514)	(1,514)
Corporate expense	-	(1,348)	(8,272)
	$ 148,943	$ (13,019)

Corporate interest expense			(16,553)
Other			(2,779)

Loss before income taxes			$ (20,546)

Media General, Inc.
REVENUES DETAIL

	Thirteen Weeks Ending
	March 25,	March 27,
(Unaudited, in thousands)	2012	2011	% Change

Virginia/Tennessee
Broadcast television	$ 5,584	$ 4,881	14.4%
Digital media (local websites and other)	2,932	2,715	8.0%
Print	32,660	34,984	(6.6)%
Total Virginia/Tennessee revenues	41,176	42,580	(3.3)%

Florida
Broadcast television	13,970	12,881	8.5%
Digital media (local websites and other)	1,616	1,758	(8.1)%
Print	16,377	19,306	(15.2)%
Total Florida revenues	31,963	33,945	(5.8)%

Mid-South
Broadcast television	34,058	29,296	16.3%
Digital media (local websites and other)	1,551	1,263	22.8%
Print	7,359	7,733	(4.8)%
Total Mid-South revenues	42,968	38,292	12.2%

North Carolina
Broadcast television	5,828	5,117	13.9%
Digital media (local websites and other)	1,160	1,131	2.6%
Print	10,928	11,381	(4.0)%
Total North Carolina revenues	17,916	17,629	1.6%

Ohio/Rhode Island
Broadcast television	12,766	11,806	8.1%
Digital media (local websites and other)	563	551	2.2%
Total Ohio/Rhode Island revenues	13,329	12,357	7.9%

Advertising Services & Other
Broadcast television (equipment/design company)	1,307	2,046	(36.1)%
Digital media and other	1,197	3,103	(61.4)%
Total Advertising Services & Other revenues	2,504	5,149	(51.4)%

Eliminations	(342)	(1,009)	(66.1)%

Total revenues	$ 149,514	$ 148,943	0.4%

Selected revenue categories
(Unaudited, in thousands)

Broadcast television revenues (gross)
Local	$ 42,328	$ 42,540	(0.5)%
National	21,036	20,189	4.2%
Political	6,188	188	---
Cable/Satellite (retransmission) fees	8,714	5,341	63.2%

Digital media and other revenues
Local website revenues
Local	$ 4,546	$ 4,037	12.6%
National	698	816	(14.5)%
Classified	2,483	2,480	0.1%
Advertising Services	1,197	3,101	(61.4)%

Print revenues
Local	$ 29,244	$ 32,382	(9.7)%
National	3,103	3,902	(20.5)%
Classified	13,706	15,614	(12.2)%
Circulation	15,977	16,147	(1.1)%
Printing/Distribution	4,357	3,993	9.1%

Media General, Inc.
CONSOLIDATED BALANCE SHEETS

	March 25,	December 25,
(Unaudited, in thousands)	2012	2011

ASSETS

Current assets:
Cash and cash equivalents	$ 12,177	$ 23,141
Accounts receivable - net	83,263	96,961
Inventories	6,105	5,704
Other	18,953	21,251
Total current assets	120,498	147,057

Other assets	38,536	33,413

Property, plant and equipment - net	364,724	374,713

Goodwill and other intangibles - net	519,350	530,858
Total assets	$ 1,043,108	$ 1,086,041

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 24,603	$ 26,595
Accrued expenses and other liabilities	68,228	74,069
Total current liabilities	92,831	100,664

Long-term debt	658,444	658,216

Deferred income taxes	46,334	45,954

Other liabilities and deferred credits	245,482	247,254

Stockholders' equity	17	33,953
Total liabilities and stockholders' equity	$ 1,043,108	$ 1,086,041

SUPPLEMENTAL INFORMATION

Media General, Inc.
EBITDA, After-tax Cash Flow, and Free Cash Flow (excluding non-cash impairment charge)

	Thirteen Weeks Ending

	March 25,	March 27,
(Unaudited, in thousands)	2012	2011

Net loss	$ (34,424)	$ (25,804)
Interest	15,152	16,564
Debt modification costs	10,408	-
Taxes	2,196	5,258
Depreciation and amortization	12,494	13,019
Non-cash impairment charge	10,082	-

EBITDA, excluding non-cash impairment charge	$ 15,908	$ 9,037

Net loss	$ (34,424)	$ (25,804)
Taxes *	2,196	5,258
Depreciation and amortization	12,494	13,019
Non-cash impairment charge	10,082	-

After-tax cash flow, excluding non-cash impairment charge	$ (9,652)	$ (7,527)

After-tax cash flow, excluding non-cash impairment charge	$ (9,652)	$ (7,527)
Capital expenditures	1,516	4,612

Free cash flow, excluding non-cash impairment charge	$ (11,168)	$ (12,139)
* The Company's income taxes are non-cash in nature and have been added back accordingly.
See 2011 Form 10-K for further discussion.

Operating income adjusted for impairment
	Thirteen Weeks Ended
(Unaudited, in thousands)	March 25, 2012

Operating loss	$ (6,868)
Non-cash impairment charge	10,082

Operating income adjusted for impairment	$ 3,214

Operating costs adjusted for impairment
	Thirteen Weeks Ended	Thirteen Weeks Ended
(Unaudited, in thousands)	March 25, 2012	March 27, 2011

Operating costs	$ 156,382	$ 153,190
Non-cash impairment charge	(10,082)	-

Operating costs adjusted for impairment	$ 146,300	$ 153,190

Percentage change from prior-year quarter	(4.5)%

Florida market operating profit adjusted for shutdown costs
	Thirteen Weeks Ended
(Unaudited, in thousands)	March 25, 2012

Florida market operating profit	$ 747
Shutdown costs	956

Florida market operating profit adjusted for shutdown costs	$ 1,703

SUPPLEMENTAL INFORMATION

Media General, Inc.
RESULTS BY PLATFORM

The Company manages its operations and financial performance in five geographic market segments and a sixth segment that includes the Company's interactive advertising services and certain other operations. Although the Company is principally managed geographically, its operations generally fall into the following three platforms:  Broadcast Television, Digital Media and Print. The Broadcast Television platform consists of 18 network–affiliated television stations; its tax basis approximates $460 million. The Print platform includes 23 daily newspapers and more than 200 specialty publications including weekly newspapers and niche publications; its tax basis approximates $215 million.  The Digital Media platform consists of all of the websites associated with the Broadcast Television and Print properties along with three advertising services companies:  Blockdot, which specializes in interactive entertainment and advergaming technologies; DealTaker.com, a coupon and shopping website; and NetInformer, a provider of wireless media and mobile marketing services.

Platform revenue, depreciation and amortization, operating profit (loss) and cash flow are presented for informational purposes only and are provided for the benefit of investors, lenders, financial analysts and rating agencies. These groups may use this information, along with other measures, to evaluate the Company's performance in comparison to peers. Consistent with the Company's segment presentation, amortization of acquired intangibles and impairment charges are not allocated to individual platforms. In the presentation by platform, depreciation and amortization of certain corporate assets that relate solely to a particular platform are allocated to the related platform. Additionally, intercompany costs associated with content that was originally developed for Print or Broadcast and also used on the websites, along with certain sales commissions, are not allocated to the Digital Media results. The results by platform exclude intercompany sales.

(Unaudited, In thousands)	Revenues	Depreciation and Amortization	Operating Profit (Loss)	Platform Cash Flow
Three Months Ended March 25, 2012
Broadcast television	$ 73,442	$ (4,940)	$ 18,446	$ 23,386	(1)
Digital media and other	8,808	(176)	(642)	(466)
Print	67,264	(5,018)	(1,122)	3,896
			16,682	$ 26,816
Unallocated amounts:
Acquisitions intangibles amortization	-	(1,426)	(1,426)
Corporate expense	-	(934)	(8,171)
	$ 149,514	$ (12,494)
Corporate interest expense			(15,136)
Debt modification costs			(10,408)
Goodwill and other asset impairment			(10,082)
Other			(3,687)
Loss before income taxes			$ (32,228)

(Unaudited, In thousands)	Revenues	Depreciation and Amortization	Operating Profit (Loss)	Platform Cash Flow
Three Months Ended March 27, 2011
Broadcast television	$ 65,326	$ (5,090)	$ 11,496	$ 16,586
Digital media and other	10,273	(239)	(379)	(140)
Print	73,344	(5,556)	(2,545)	3,011
			8,572	$ 19,457
Unallocated amounts:
Acquisitions intangibles amortization	-	(1,514)	(1,514)
Corporate expense	-	(620)	(8,272)
	$ 148,943	$ (13,019)
Corporate interest expense			(16,553)
Other			(2,779)
Loss before income taxes			$ (20,546)

(1) In the first quarter of 2012, 80% of broadcast platform cash flow was generated by 10 television stations.

CONTACT: Investor Contact: Lou Anne Nabhan, +1-804-649-6103, or Media Contact: Ray Kozakewicz, +1-804-649-6748